SF 753-1      Page 4 of 4            [OBJECT OMITTED]

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this rider unless specifically changed by this rider. The rider effective date is shown on the Data Page. In the case of a conflict with any provision in the contract, the provisions of this rider will control. The charge for this rider is shown on the Data Page.

RIDER BENEFITS

We guarantee that a specified amount may be partially surrendered and/or partially annuitized each Contract Year regardless of the accumulated value, subject to the terms and conditions of this rider. The charge for this rider is shown on the Data Page.

DEFINITIONS

WITHDRAWAL BENEFIT PAYMENT is the amount guaranteed to be available for partial surrender and/or partial annuitization each Contract Year.

EXCESS WITHDRAWAL is the portion of a partial surrender and Surrender Charges, if any, and/or partial annuitization that exceeds the Withdrawal Benefit Payment.

WITHDRAWAL BENEFIT BASE is premium payments adjusted for Excess Withdrawals. It is the amount on which the Withdrawal Benefit Payment is based.

REMAINING WITHDRAWAL BENEFIT BASE is the total amount that is available for future Withdrawal Benefit Payments. It is premium payments adjusted for partial surrenders and Surrender Charges, if any and/or partial annuitizations.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

This rider provides a guaranteed minimum withdrawal benefit. You may withdraw a "For Life" Withdrawal Benefit Payment or
"Investment Back" Withdrawal Benefit Payment.
1. We guarantee a "For Life" Withdrawal Benefit Payment, which guarantees up to 5% annually of the Withdrawal Benefit Base on and after the Contract Anniversary following the oldest Owner's age 59 1/2. All amounts surrendered (and surrender charges if any) and/or annuitized prior to the Contract Anniversary following the oldest Owner's age 59 1/2 are treated as Excess Withdrawals when calculating the For Life withdrawal option. The For Life withdrawal option continues until the Owner's death, or until the Withdrawal Benefit Base associated with it is zero.
2. We guarantee an "Investment Back" Withdrawal Benefit Payment, which guarantees up to 7% annually of the Withdrawal Benefit Base. The Investment Back withdrawal option continues until the Remaining Withdrawal Benefit Base associated with it is zero.

You do not elect the For Life withdrawal option or the Investment Back withdrawal option. Instead, You make a partial surrender and/or partial annuitization for the amount You desire, and We adjust the Withdrawal Benefit Payment, Withdrawal Benefit Base, and the Remaining Withdrawal Benefit Base associated with each withdrawal option, as described in the calculation provisions below.

The amount and timing of partial surrenders and/or partial annuitizations affect the For Life withdrawal option differently from the Investment Back withdrawal option.

This rider does not restrict or change Your partial surrender and/or partial annuitization rights under the contract. However, Excess Withdrawals will affect the benefits of this rider. If the accumulated value is zero:
1. You must elect either a For Life or an Investment Back Withdrawal Benefit Payment. You may elect to receive annual payments or more frequent payments that are acceptable to Us.
2. The rights under this rider will continue, but all other rights and benefits under the Contract, including death benefits, will terminate; and
3.       No additional premium payments will be accepted.



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WITHDRAWAL BENEFIT PAYMENT CALCULATION

The Withdrawal Benefit Payment amount for the For Life withdrawal option and the Investment Back withdrawal option is calculated on the Contract Date and on each Contract Anniversary thereafter.

The Withdrawal Benefit Payment amount is a percentage of the Withdrawal Benefit Base. The percentage for the For Life withdrawal option is 5%. The percentage for the Investment Back withdrawal option is 7%.

You are not required to make a partial surrender or partial annuitization of the entire Withdrawal Benefit Payment amount in a Contract Year. However, if You do not surrender and/or partially annuitize the entire Withdrawal Benefit Payment available in a Contract Year, any remaining amount does not carry over to the next Contract Year.

Excess Withdrawals reduce Your Withdrawal Benefit Payments.

WITHDRAWAL BENEFIT BASE CALCULATION

The Withdrawal Benefit Base is calculated on the Contract Date and on each Contract Anniversary thereafter. On the Contract Date, the Withdrawal Benefit Base equals premium payments made. Premium payments made during any Contract Year increase the Withdrawal Benefit Base.

If no Excess Withdrawals are made during a Contract Year, the Withdrawal Benefit Base will not decrease because of partial surrenders and/or partial annuitizations.

If Excess Withdrawals are made during a Contract Year, the Withdrawal Benefit
        Base is reduced by the greater of:
1.       the Excess Withdrawals; and
2.       the result of (a. divided by b.), multiplied by c., where:
a. is the amount partially surrendered (including Surrender Charges, if any) and/or partially annuitized in excess of the Withdrawal Benefit Payment remaining prior to the partial surrender and/or partial annuitization;
b. is the accumulated value after the Withdrawal Benefit Payment is deducted, but prior to the excess amount being partially surrendered or partially annuitized; and
c. is the Withdrawal Benefit Base prior to the adjustment for the excess amount.

REMAINING WITHDRAWAL BENEFIT BASE CALCULATION

The Remaining Withdrawal Benefit Base is adjusted when premium payments, partial surrenders and/or partial annuitizations are made. Premium payments increase the Remaining Withdrawal Benefit Base; partial surrenders (including Surrender Charges, if any) and partial annuitizations decrease the Remaining Withdrawal Benefit Base.

The amount of a partial surrender (including Surrender Charges, if any) and/or partial annuitization that does not exceed the Withdrawal Benefit Payment will be deducted from the Remaining Withdrawal Benefit Base. Excess Withdrawals will reduce the Remaining Withdrawal Benefit Base by the greater of:
1.            the Excess Withdrawals; and
2.            the result of (a. divided by b.), multiplied by c., where:
a. is the amount partially surrendered (including Surrender Charges, if any) and/or partially annuitized in excess of the Withdrawal Benefit Payment remaining prior to the partial surrender or partial annuitization;
b. is the accumulated value after the Withdrawal Benefit Payment is deducted, but prior to the excess amount being partially surrendered or partially annuitized; and
c. is the Remaining Withdrawal Benefit Base after the Withdrawal Benefit Payment is deducted, but prior to the adjustment for the excess amount.


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GMWB BONUS

If no partial surrenders and/or partial annuitizations are made in a given Contract Year, a 5% GMWB bonus on the premium payments will be credited to the Withdrawal Benefit Base and the Remaining Withdrawal Benefit Base on the next Contract Anniversary.

The GMWB bonus will end at the earlier of:
1.       the 5th Contract Anniversary, or
2. the date You make a partial surrender or partial annuitization.

The GMWB bonus is used only for purposes of calculating the Withdrawal Benefit Base and the Remaining Withdrawal Benefit Base. It will not be included in Your accumulated value.

GMWB STEP-UP

After the 5th Contract Anniversary of the rider effective date and before the Annuitization Date, You may elect to increase ("Step-Up") the Remaining Withdrawal Benefit Base.

If You elect the GMWB Step-Up, the following conditions will apply:
1. Your request for the GMWB Step-Up must be received, in a form satisfactory to Us, at Our office within 30 days after the Contract Anniversary on which the GMWB Step-Up is effective;
2. the GMWB Step-Up may only be requested if the accumulated value on the Step-Up date is more than the Remaining Withdrawal Benefit Base;
3. the Remaining Withdrawal Benefit Base and Withdrawal Benefit Base will reset to be the accumulated value on the Contract Anniversary;
4.       the Withdrawal Benefit Payment will be reset on the Contract
         Anniversary;
5. You may not request another GMWB Step-Up until the 5th Contract Anniversary following the last GMWB Step-Up; and 6. the then current Investment Option restrictions and rider charge for newly issued GMWB riders will apply.

INVESTMENT OPTION RESTRICTIONS

While this rider is attached to Your contract, We reserve the right to restrict Your Investment Options.

These restrictions may include:
1. requiring certain Investment Options;
2. limiting the percentages allocated to certain Investment Options; 3. limiting transfers among Investment Options; 4. rebalancing the Investment Options; and
5. prohibiting the use of certain Investment Options.

RIDER CHARGE

The rider charge is shown on the Data Page. This charge is based on the Investment Back Remaining Withdrawal Benefit Base and is deducted from the accumulated value at the end of each calendar quarter. If this rider is purchased after the beginning of a quarter, then the charge is pro-rated according to the number of days it is in effect during the quarter.

If the rider is terminated, a pro-rated rider charge is deducted for the period of time the rider was in effect until the date the rider terminates.




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DEATH PROVISION

If the Owner dies and there is an Investment Back Remaining Withdrawal Benefit Base, and the accumulated value is greater than zero, the beneficiary(ies) may elect to receive the Investment Back Remaining Withdrawal Benefit Base or death benefit under the contract. If Your beneficiary(ies) elect to receive the Investment Back Remaining Withdrawal Benefit Base, We will make payments in an amount and frequency acceptable to Us.

TERMINATION

We will terminate this rider when one of the following occurs:
1. We receive Your request to terminate the rider (after the 5th Contract Anniversary); 2. the contract terminates;
3. the Investment Back Remaining Withdrawal Benefit Base is zero and the For Life Withdrawal Benefit Base is zero; or 4. the contract Owner is changed.



REINSTATEMENT

If this rider terminates, it may not be reinstated.



[OBJECT OMITTED]

Principal Life Insurance Company
Des Moines, Iowa  50392-0001